Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 22, 2008	Russ Stolle	John Heskett
The Woodlands, TX	(281) 719-6624	(801) 584-5768
NYSE: HUN

HUNTSMAN RELEASES 2007 FOURTH QUARTER
AND FULL YEAR RESULTS

ADJUSTED EBITDA FROM CONTINUING OPERATIONS FOR THE FOURTH QUARTER 2007 INCREASED BY 13% AS COMPARED TO PRIOR YEAR PERIOD

Fourth Quarter 2007 Highlights

•                  Revenues for the fourth quarter of 2007 were $2,503.9 million, an increase of 17% as compared to $2,147.8 million for the fourth quarter of 2006.

•                  Net income for the fourth quarter of 2007 was $2.2 million or $0.01 per diluted share as compared to net income of $80.2 million or $0.34 per diluted share for the same period in 2006.  Adjusted net income from continuing operations for the fourth quarter of 2007 was $47.7 million or $0.20 per diluted share as compared to $47.8 million or $0.20 for the same period in 2006.

•                  Adjusted EBITDA from continuing operations for the fourth quarter of 2007 was $192.3 million, an increase of 13 % as compared to $170.8 million for the same period in 2006.

2007 Highlights

•                  Revenues for 2007 were $9,650.8 million, an increase of 11% as compared to $8,730.9 million for 2006.

•                  Net loss for 2007 was $172.1 million or $0.74 loss per diluted share as compared to net income of $229.8 million or $0.99 per diluted share for 2006.  2007 net loss includes $217.1 million of loss from discontinued operations and $209.8 million in merger related expenses while 2006 results includes $132.9 of loss from discontinued operations.  Adjusted net income from continuing operations for 2007 was $261.0 million or $1.12 per diluted share an increase of 5% as compared to $250.0 million or $1.07 per diluted share for 2006.

•                  Adjusted EBITDA from continuing operations for 2007 was $912.9 million as compared to $923.7 million for 2006.

•                  Net interest expense declined by 19% to $285.6 million in 2007 from $350.7 million in 2006.

Summarized earnings are as follows:

	Three months ended December 31,		Twelve months ended December 31,
In millions, except per share amounts	2007	2006	2007	2006

Net income (loss)	$2.2	$80.2	$(172.1)	$229.8
Adjusted net income from continuing operations	$47.7	$47.8	$261.0	$250.0

Diluted income (loss) per share	$0.01	$0.34	$(0.74)	$0.99
Adjusted diluted income per share from continuing operations	$0.20	$0.20	$1.12	$1.07

EBITDA	$102.3	$237.1	$374.8	$1,031.2
Adjusted EBITDA from continuing operations	$192.3	$170.8	$912.9	$923.7

See end of press release for important explanations

•                  On February 16, 2008, all of our outstanding mandatory convertible preferred stock converted into 12,082,475 shares of our common stock in accordance with the terms of the mandatory convertible preferred stock.

•                  On January 25, 2008, we announced that we received notice from Hexion Specialty Chemicals, Inc. that Hexion will exercise its right under the Merger Agreement and Plan of Merger dated July 12, 2007  to extend the Termination Date by 90 days from April 5th to July 4th, 2008.  We also announced on October 4, 2007, that we and Hexion had each received a request for additional information (commonly known as a “second request”) from the Federal Trade Commission (the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Huntsman and Hexion have agreed with the FTC to allow the FTC additional time to review the merger, such that the merger is not expected to be completed before May 3, 2008.

•                  On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  In connection with the sale we received approximately $415 million in proceeds.  We previously completed the sale of our U.S. Polymers business in the third quarter of 2007 for approximately $354 million in proceeds.  Financial results of these businesses are classified as discontinued operations for all periods presented.

Peter R. Huntsman, President and CEO, stated:

“I am very pleased with our fourth quarter results, as Adjusted EBITDA from continuing operations was up 13% as compared to the same period in 2006.  With the exception of Pigments, where the continued weakness of the U.S. dollar and the recent softness in U.S. residential construction activity has constrained profitability, each of our segments posted very strong year-over-year increases in Adjusted EBITDA.  Most notable however, was our Polyurethanes segment, where MDI sales volumes were up 5% as compared to the fourth quarter of last year resulting in a 32% increase in Adjusted EBITDA relative to the comparable period in 2006.

“We continue to work closely with Hexion and the regulatory authorities in the U.S., Europe and elsewhere to secure the approvals necessary to complete the merger.  Both parties have made receipt of these approvals a top priority and we would anticipate completing the merger shortly after they are received.  While Huntsman and Hexion continue to operate as separate companies, our management teams continue working on an integration plan that will allow the combined organization to capitalize on opportunities to reduce costs and improve efficiencies, while also continuing to grow our businesses.”

Huntsman Corporation

Operating Results

	Three months ended December 31,		Twelve months ended December 31,
In millions, except per share amounts	2007	2006	2007	2006

Revenues	$2,503.9	$2,147.8	$9,650.8	$8,730.9
Cost of goods sold	2,143.5	1,815.6	8,111.1	7,308.4
Gross profit	360.4	332.2	1,539.7	1,422.5
Operating expenses	199.1	259.3	961.6	762.5
Restructuring, impairment and plant closing costs	8.4	2.5	41.9	15.3
Operating income	152.9	70.4	536.2	644.7
Interest expense, net	(70.3)	(85.9)	(285.6)	(350.7)
Loss on accounts receivable securitization program	(4.4)	(3.9)	(20.4)	(12.7)
Equity in income of investment in unconsolidated affiliates	4.2	1.0	13.1	3.6
Other non-operating expense	(3.5)	(12.7)	(213.1)	(25.5)
Income (loss) from continuing operations before income taxes and minority interest	78.9	(31.1)	30.2	259.4
Income tax benefit	3.4	65.0	12.1	50.3
Minority interest in subsidiaries’ (income) loss	(4.4)	(1.8)	9.2	(2.9)
Income from continuing operations	77.9	32.1	51.5	306.8
(Loss) income from discontinued operations, net of tax(1)	(75.7)	49.9	(217.1)	(132.9)
Extraordinary (loss) gain on the acquisition of a business, net of tax(2)	—	(1.8)	(6.5)	55.9
Net income (loss)	$2.2	$80.2	$(172.1)	$229.8

Net income (loss)	$2.2	$80.2	$(172.1)	$229.8
Interest expense, net	70.3	85.9	285.6	350.7
Income tax benefit	(3.4)	(65.0)	(12.1)	(50.3)
Depreciation and amortization	98.5	97.7	380.4	362.6
Income taxes, depreciation and amortization included in discontinued operations(1,3)	(65.3)	38.3	(107.0)	138.4
EBITDA(3)	$102.3	$237.1	$374.8	$1,031.2

Adjusted EBITDA - continuing operations(3)	$192.3	$170.8	$912.9	$923.7

Basic income (loss) per share	$0.01	$0.36	$(0.78)	$1.04
Diluted income (loss) per share	$0.01	$0.34	$(0.74)	$0.99
Adjusted diluted income per share from continuing operations(3)	$0.20	$0.20	$1.12	$1.07

Common share information:
Basic shares outstanding	221.0	220.6	220.9	220.6
Diluted shares	233.6	233.3	232.8	233.1
Diluted shares for adjusted diluted income per share from continuing operations	233.6	233.3	232.8	233.1

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended December 31,		Twelve months ended December 31,
In millions	2007	2006	2007	2006

Segment Revenues:
Polyurethanes	$988.0	$837.6	$3,812.6	$3,457.2
Materials and Effects	613.3	568.5	2,419.3	1,792.4
Performance Products	619.3	483.9	2,309.8	2,036.8
Pigments	274.4	244.7	1,108.9	1,057.8
Eliminations and other	8.9	13.1	0.2	386.7
Total from continuing operations	2,503.9	2,147.8	9,650.8	8,730.9
Discontinued operations(1)	44.6	1,071.7	1,062.6	4,417.3
Total	$2,548.5	$3,219.5	$10,713.4	$13,148.2

Segment EBITDA(3):
Polyurethanes	$142.0	$107.9	$591.7	$582.5
Materials and Effects	40.6	39.2	198.8	154.1
Performance Products	48.6	42.4	201.9	207.8
Pigments	6.2	21.4	51.2	112.8
Corporate and other	17.4	(66.2)	(341.5)	(60.7)
Discontinued operations - Polymers and Base Chemicals(1)	(152.5)	92.4	(327.3)	34.7
Total	$102.3	$237.1	$374.8	$1,031.2

Segment Adjusted EBITDA(3):
Polyurethanes	$142.0	$107.6	$592.7	$572.9
Materials and Effects	46.9	39.6	223.7	157.9
Performance Products	48.6	41.9	208.5	208.5
Pigments	6.6	22.8	54.2	116.6
Corporate and other	(51.8)	(41.1)	(166.2)	(132.2)
Total from continuing operations	192.3	170.8	912.9	923.7
Discontinued operations(1)	0.5	108.9	23.9	313.4
Total	$192.8	$279.7	$936.8	$1,237.1

See end of press release for footnote explanations

Three Months Ended December 31, 2007 as Compared to Three Months Ended December 31, 2006

Revenues for the three months ended December 31, 2007 increased to $2,503.9 million from $2,147.8 million during the same period in 2006.  Revenues increased in our Polyurethanes, Performance Products and Pigments segments due to higher average selling prices and higher sales volumes.  Revenues increased in our Materials and Effects segment due to higher average selling prices, partially offset by lower volumes.

For the three months ended December 31, 2007, EBITDA was $102.3 million as compared to $237.1 million in the same period in 2006.  Adjusted EBITDA from continuing operations for the three months ended December 31, 2007 was $192.3 million, as compared to $170.8 million for the same period in 2006.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended December 31, 2007 compared to the same period in 2006 was due to higher average selling prices and higher sales volumes.  MDI sales volumes increased 5% primarily as the result of strong demand in insulation-related applications and the adhesives and coatings markets, in particular Asia and Europe, partially offset by lower volumes in certain residential construction related end markets in North America.  PO and co-product MTBE volumes increased due to improved productivity and demand while average selling prices were higher primarily due to higher raw materials costs.  MDI average selling prices increased 8% primarily due to the strength of major European currencies versus the U.S. dollar, improved demand and higher raw material costs.

The increase in EBITDA in the Polyurethanes segment was primarily the result of higher MDI volumes and increased margins as higher average selling prices more than offset higher raw material costs.  In addition, our MDI joint venture facility in China was operational throughout the fourth quarter of 2007.  In PO and co-product MTBE, higher average selling prices and sales volumes more than offset higher raw material costs.

Materials and Effects

The increase in revenues in the Materials and Effects segment for the three months ended December 31, 2007 compared to the same period in 2006 was due to higher average selling prices partially offset by lower sales volumes.  Average selling prices increased by 12% as average selling prices were up 11% in textile effects and up 13% in advanced materials due to the strength of major European currencies versus the U.S. dollar and price increase initiatives in certain markets and regions.  Total sales volumes decreased by 4% as advanced materials sales volumes decreased by 3% and textile effects sales volumes decreased by 6%.  The advanced materials business contributed $368.3 million in revenue for the three months ended December 31, 2007, while the textile effects business contributed $245.0 million in revenues for the same period.

The increase in EBITDA in the Materials and Effects segment was primarily due to higher revenues discussed above partially offset by higher raw materials and increased manufacturing and selling, general and administrative costs.  The advanced materials business contributed $35.5 million of EBITDA for the three months ended December 31, 2007, while the textile effects business contributed $5.1 million for the same period.  During the three months ended December 31, 2007 the Materials and Effects segment recorded restructuring, impairment and plant closing costs of $6.3 million in textile effects as compared to $0.4 million for the same period in 2006.

Performance Products

The increase in revenues in the Performance Products segment for the three months ended December 31, 2007 compared to the same period in 2006 was the result of a 14% increase in sales volumes and 12% increase in average selling prices.  The increase in sales volumes was primarily attributable to higher demand in our performance specialties and improved demand and increased production at our Port Neches facility in our performance intermediates product group.  In maleic anhydride and licensing, volumes benefited from improved demand relative to the 2006 period in certain UPR end markets.  Average selling prices increased primarily due to the strength of major European and Australian currencies against the U.S. dollar and in response to higher raw material costs.

The increase in EBITDA in the Performance Products segment was primarily due to the higher revenues discussed above, partially offset by higher raw materials and increased manufacturing and selling, general and administrative costs.  In addition, the 2006 period included income related to insurance proceeds received for damages resulting from the 2005 U.S. Gulf Coast storms.

Pigments

The increase in revenues in the Pigments segment for the three months ended December 31, 2007 compared to the same period in 2006 was primarily due to an 11% increase in sales volumes.  Average selling prices were unchanged as lower local currency selling prices were offset by the strength of the major European currencies versus the U.S. dollar.  Sales volumes increased primarily due to increased customer demand in all regions.  Average selling prices decreased in North American due to soft market conditions primarily in the coatings and construction related end markets, and in Europe, due to increased competition from imports.

The decrease in EBITDA in the Pigments segment was primarily due to lower local currency selling prices in North America and Europe discussed above, together with higher raw materials, manufacturing and selling, general and administrative costs primarily due to the strength of the major European currencies versus the U.S. dollar.

Discontinued Operations

On November 5, 2007 we completed the sale of the assets that comprise our U.S. base chemicals to Flint Hills Resources.  On August 1, 2007 we completed the sale of the majority of the assets that comprise our Polymers segment to Flint Hills Resources.  On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  Results from these businesses have been classified as a discontinued operation.

During the fourth quarter of 2007, we recognized $143.4 million of pretax loss on the sale of our U.S. base chemicals business, $4.0 million of pretax loss on the sale of our U.S. polymers business and $5.4 million of pretax gain on the sale of our European petrochemicals business.  During the fourth quarter of 2006 we recognized $21.6 million of pretax loss on the sale of our European petrochemicals business.

Corporate and Other

Corporate and other items include the results of our Australia styrenics business, gain from the sale of our U.S. butadiene and MTBE business, unallocated corporate overhead, loss on the sale of accounts receivable, unallocated foreign exchange gains and losses, losses on the early extinguishment of debt, merger associated expenses, minority interest, unallocated restructuring costs, gain and loss on the disposition of assets, the extraordinary gain on the acquisition of a business and other non-operating income and expense.  In the fourth quarter of 2007, the total of these items was income of $17.4 million as compared to a loss of $66.2 million in the 2006 period.  The increase in EBITDA from these items was primarily the result of a $69.0 million pretax gain recognized in the 2007 period related to the final payment received on the sale of our U.S. butadiene and MTBE business to Texas Petrochemical Corporation.

Income Taxes

In the fourth quarter of 2007, we recorded $3.4 million of income tax benefit as compared to $65.0 million of income tax benefit in the comparable period of 2006.  During the fourth quarter of 2007, we recorded income tax benefits from a number of non-recurring items as well as income tax benefits from changes in the tax jurisdiction location of our income and losses realized during the period.  During the fourth quarter 2006, we recorded tax benefits of approximately $44.2 million resulting from the release of tax contingencies in the U.S. and the U.K., $7.9 million resulting from a change in the statutory tax rate in The Netherlands, and increased benefits from valuation allowance releases, including releases resulting from changes in the geographic location of our income earned during the period.

Liquidity, Capital Resources and Outstanding Debt

As of December 31, 2007 we had approximately $774 million in cash and unused borrowing capacity.  Proceeds received from the sale of our U.S. base chemicals business and the receipt of additional proceeds related to the sale of our U.S. butadiene and MTBE business together with cash flow from operations were used to repay borrowings under our revolving loan, reduce borrowings under our accounts receivable securitization program, support an increase in working capital and to fund capital expenditures, including amounts related to the completion of the Port Arthur, Texas facility rebuild.

For the three months ended December 31, 2007, total capital expenditures were approximately $198 million as compared to $223 million for the same period in 2006.  For the year ended December 31, 2007, total capital expenditures were approximately $665 million as compared to $550 million for the same period in 2006.  During 2007, we spent approximately $157 million in capital expenditures associated with our rebuild of the Port Arthur, Texas facility which was damaged by fire on April 29, 2006.  We expect to spend approximately $480 million on capital expenditures in 2008.

As a result of the fire damage at our Port Arthur, Texas facility that occurred on April 29, 2006, we have received, and anticipate receiving additional, settlements of insurance claims. We incurred significant expenditures to rebuild the facility. We substantially completed the rebuild and commissioning of the facility in the fourth quarter of 2007. As of December 31, 2007, we estimate that our remaining payment related to certain expenditures for the rebuild of our former Port Arthur, Texas facility which have been substantially completed but not yet invoiced was approximately $40 million, for which we have accrued a liability. We expect to settle this obligation during the first half of 2008. To date, we have submitted proofs of loss totaling $541.0 million, and we anticipate submitting additional proofs of loss. As of December 31, 2007, we received insurance recovery advances totaling $305.0 million and entered into an agreement providing for an additional recovery advance of $20.0 million, all of which was received by mid-February, 2008. We anticipate that the settlement of insurance claims will continue throughout 2008.

Below is our outstanding debt:

	December 31,	December 31,
In millions	2007	2006

Debt:(4)
Senior Credit Facilities	$1,540.0	$1,711.2
Secured Notes	294.4	294.0
Senior Notes	198.0	198.0
Subordinated Notes	1,310.5	1,228.3
Other Debt	225.9	213.8
Total Debt	3,568.8	3,645.3

Total Cash	154.0	263.2

Net Debt	$3,414.8	$3,382.1

Huntsman Corporation

Reconciliation of Adjustments

	EBITDA		Net Income (Loss) Available		Diluted Income (Loss)
			To Common Stockholders		Per Share
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
In millions, except per share amounts	2007	2006	2007	2006	2007	2006

GAAP	$102.3	$237.1	$2.2	$80.2	$0.01	$0.34
Adjustments:
Loss on accounts receivable securitization program	4.4	4.2	—	—	—	—
Loss on early extinguishment of debt	0.4	12.6	0.3	12.4	0.00	0.05
Other restructuring, impairment and plant closing costs	8.4	2.5	8.2	2.5	0.04	0.01
Merger associated expenses(5)	4.8	—	4.8	—	0.02	—
(Gain) loss on dispositions of assets(6)	(69.0)	0.8	(43.5)	0.8	(0.19)	0.00
Loss (income) from discontinued operations, net of tax(1)	141.0	(88.2)	75.7	(49.9)	0.32	(0.21)
Extraordinary loss on the acquisition of a business, net of tax(2)	—	1.8	—	1.8	—	0.01

Adjusted continuing operations	$192.3	$170.8	$47.7	$47.8	$0.20	$0.20

Discontinued operations	$(141.0)	$88.2	$(75.7)	$49.9	$(0.32)	$0.21
Restructuring, impairment and plant closing costs	—	(2.5)	—	(2.5)	—	(0.01)
Loss on disposition of assets	142.0	21.6	85.0	21.6	0.36	0.09
(Gain) loss on accounts receivable securitization program	(0.5)	1.6	—	—	—	—

Adjusted discontinued operations(1)	$0.5	$108.9	$9.3	$69.0	$0.04	$0.30

	EBITDA		Net Income (Loss) Available		Diluted Income (Loss)
			To Common Stockholders		Per Share
	Twelve months ended December 31,		Twelve months ended December 31,		Twelve months ended December 31,
In millions, except per share amounts	2007	2006	2007	2006	2007	2006

GAAP	$374.8	$1,031.2	$(172.1)	$229.8	$(0.74)	$0.99
Adjustments:
Loss on accounts receivable securitization program	20.4	12.7	—	—	—	—
Legal and contract settlements	6.3	(8.8)	4.4	(8.8)	0.02	(0.04)
Loss on early extinguishment of debt	2.2	27.1	1.4	26.6	0.01	0.11
Other restructuring, impairment and plant closing costs	41.9	15.3	41.5	13.9	0.18	0.06
Merger associated expenses(5)	209.8	—	209.8	—	0.90	—
Gain on dispositions of assets(6)	(73.1)	(92.4)	(47.6)	(88.5)	(0.20)	(0.38)
Loss (income) from discontinued operations, net of tax(1)	324.1	(5.5)	217.1	132.9	0.93	0.57
Extraordinary loss (gain) on the acquisition of a business, net of tax(2)	6.5	(55.9)	6.5	(55.9)	0.03	(0.24)

Adjusted continuing operations	$912.9	$923.7	$261.0	$250.0	$1.12	$1.07

Discontinued operations	$(324.1)	$5.5	$(217.1)	$(132.9)	$(0.93)	$(0.57)
Restructuring, impairment and plant closing costs	2.2	0.2	1.4	1.6	0.01	0.01
Loss on disposition of assets	339.0	301.8	206.3	301.8	0.89	1.29
Loss on accounts receivable securitization program	6.8	5.9	—	—	—	—

Adjusted discontinued operations(1)	$23.9	$313.4	$(9.4)	$170.5	$(0.04)	$0.73

See end of press release for footnote explanations

Conference Call Information

We will hold a telephone conference to discuss our fourth quarter results on Friday February 22, at 11:00 a.m. ET.

Call-in number for U.S. participants:	(888) 713 - 4216
Call-in number for international participants:	(617) 213 - 4868
Participant access code:	20619439

In order to facilitate the registration process you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register please go to: https://www.theconferencingservice.com/prereg/key.process?key=PPMNDCGC6

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning February 22, 2008 and ending February 29, 2008.

Call-in numbers for the replay:

        Within the U.S.:                                   (888) 286 - 8010

        International:                                       (617) 801 - 6888

Access code for replay:                              57468327

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

In connection with the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), which definitive proxy statement has been mailed to its stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the company’s website at http://www.huntsman.com.

(1)          On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  On July 6, 2005, we completed the sale of our toluene di-isocyanate (TDI) business to BASF.  Results from these businesses are treated as discontinued operations.

(2)          On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172.1 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary (loss) gain recorded during the three and twelve months ended December 31, 2007 and 2006 respectively were nil, $(1.8) million, $(6.5) million and $55.9 million of which taxes were not applicable.

(3)          We use EBITDA, Adjusted EBITDA from continuing operations, Adjusted EBITDA from discontinued operations, Adjusted net income from continuing operations and Adjusted net income from discontinued operations. We believe that net income (loss) available to common stockholders is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA from continuing operations and Adjusted net income from continuing operations. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows.

EBITDA is defined as net income before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA from continuing operations is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated expenses; losses on the sale of accounts receivable to our securitization program; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets.  The reconciliation of Adjusted EBITDA from continuing operations to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; and loss on the sale of assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

Income (loss) from discontinued operations, net of tax	$(75.7)	$49.9	$(217.1)	$(132.9)
Income tax expense (benefit)	(66.4)	23.5	(139.5)	35.3
Depreciation and amortization	1.1	14.8	32.5	103.1
EBITDA from discontinued operations	(141.0)	88.2	$(324.1)	$5.5
Restructuring, impairment and plant closing costs	—	(2.5)	2.2	0.2
Loss on disposition of assets	142.0	21.6	339.0	301.8
Loss on accounts receivable securitization	(0.5)	1.6	6.8	5.9
Adjusted EBITDA from discontinued operations	$0.5	$108.9	$23.9	$313.4

Adjusted net income from continuing operations is computed by eliminating the after tax impact of the following from net income (loss) available to common stockholders: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated expenses; certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets. The reconciliation of Adjusted net income from continuing operations to net income (loss) available to common stockholders is set forth in the reconciliation of Adjustments table above.

Adjusted net income from discontinued operations is computed by eliminating the after tax impact of the following from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; and loss on the sale of assets.  The reconciliation of Adjusted net income from discontinued operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.

(4)          Excludes $428 million and $443 million of off-balance sheet financing obtained under our accounts receivable securitization program as of December 31, 2007, and December 31, 2006, respectively.

(5)          During the three months and twelve months ended December 31, 2007 we incurred $5 million and $210 million of expenses respectively that were associated with the merger.  The cumulative expenses for the twelve months ended December 31, 2007 were comprised of a $200 million fee paid to Basell in connection with the termination of our merger agreement with Basell on July 12, 2007, of which Hexion funded $100 million, and $10 million in legal and other costs.

(6)          On June 27, 2006, we sold the assets comprising our U.S. butadiene and MTBE business to Texas Petrochemical Corporation.  During 2007 and 2006, we sold certain other assets including our Australia polyester business, Guelph Ontario facility.  For the three and twelve months ended December 31, 2007 and 2006, we recognized, net of tax, losses (gains) of $(43.5) million, $(47.6) million, $0.8 million and $(88.5) million respectively related to these dispositions.

                        On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  For the three and twelve months ended December 31, 2007 and 2006, we recognized, net of tax, losses (gains) of  $85.0 million, $206.3 million, $21.6 million and $301.8 million respectively related to these dispositions.